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Exhibit 10.10

SEMINOLE GAS PROCESSING PLANT

GAINES COUNTY, TEXAS

JOINT OPERATING AGREEMENT

AND RELATED EXHIBITS

JANUARY 1, 1993

JOINT OPERATING AGREEMENT
SEMINOLE GAS PROCESSING PLANT
TABLE OF CONTENTS

JOINT OPERATING AGREEMENT
SEMINOLE GAS PROCESSING PLANT

        THIS AGREEMENT dated October 1, 1992, shall be effective on the first day of the month following the approval of the Letter Ballot dated October 1, 1992, by and among the parties hereto, which are identified in Exhibit "A" of this Agreement.

WITNESSETH

        WHEREAS, the parties listed on Exhibit "A" directly own undivided interests constituting one hundred percent (100%) ownership of a certain gas processing plant known as the "Seminole Gas Processing Plant" (previously known as the Seminole CO2 Recovery Plant and hereinafter referred to as the "Plant") and as described in that certain Unit Agreement which is recorded in Volume 189, Page 559 of the Oil and Gas Records of Gaines County, Texas; and

        WHEREAS, the Plant has been operated heretofore solely as an integral part of the production activities undertaken by the parties under a certain Unit Operating Agreement and Unit Agreement both of which were executed as of May 1, 1968 and cover those certain oil and gas leases in the Seminole-San Andres Unit, Gaines County, Texas (hereinafter referred to as either the "SSAU" or the "Unit"); and

        WHEREAS, it is contemplated that there will be substantial excess capacity available in the Plant even during the peak needs of the SSAU; and

        WHEREAS, the Unit Operating Agreement and the Unit Agreement never contemplated or provided for the ownership, maintenance, and operation of a gas processing plant other than as an integral part of Unit operations; and

        WHEREAS, the parties have agreed (1) to provide for the ownership, maintenance, and operation of the Plant as a co-owned operation, separate and distinct from Unit operations, and (2) to develop and implement a plan for the efficient and optimum economic utilization of the Plant;

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties have agreed and do hereby agree as follows:

I.
DEFINITIONS

        A.    "Carbon Dioxide" or "CO2" shall mean a substance primarily composed of molecules containing one (1) atom of carbon and two (2) atoms of oxygen.

        B.    "Equipment," "Facilities," and "Materials" as used herein shall mean and include all supplies and personal property acquired for use in or in connection with the Plant.

        C.    "Field Delivery Point" shall mean any point specified in the applicable gas processing agreement at which gas being transported for processing in the Plan is initially measured.

        D.    "Gas" shall mean gas entering the Plant for processing which shall include casinghead gas produced with crude oil, natural gas produced from gas wells, and Carbon Dioxide.

        E.    "Liquid Products" shall mean all liquid hydrocarbon components or mixtures thereof separated from or out of Gas processed in the Plant, including, but not by way of limitation, pentane and heavier hydrocarbons (natural gasoline), butanes, propane, and ethane. Definitions and physical characteristics of the components shall be according to the latest publications of the Gas Processors Association.

        F.     "Non-Operator(s)" shall refer to the Owner(s) of interest(s) in the Plant, other than Operator.

        G.    "Operator" shall mean Plant Operator and shall refer to the one Owner designated herein to operate the Plant for the account of all Owners.

        H.    "Overall Operation(s)" or "Operation(s)" shall include the operation, maintenance, alteration and enlargement of the Plant, as herein defined.

        I.     "Owner(s)" shall refer to any and all parties participating in the ownership, maintenance, operation, enlargement or alteration of the Plant under this Agreement and having the right to so participate hereunder based on their ownership interest in the Plant as shown in Exhibit "A".

        J.     "Plant Ownership Interest" shall be as set forth in Exhibit "A" of this Agreement and may change from time to time as provided for under this Agreement.

        K.    "Plant Volume Reduction" (PVR) shall mean the reduction in the Gas volume through processing caused by sweetening, condensation, plant fuel, dehydration, unavoidable plant measurement differences, plant flare (or vent) losses, and extraction of Carbon Dioxide, Liquid Products and Sulfur.

        L.    "Producer(s)" shall mean any party who has entered into a gas processing agreement with the Operator on behalf of the Owners of the Plant.

        M.   "Residue Gas" shall mean that portion of the Gas remaining after PVR, as measured at the discharge side of the Plant.

        N.    "Seminole Gas Processing Plant" or "Seminole Plant" or "Plant" shall mean all buildings, vessels, machinery, equipment, fixtures, appliances, pipes, valves, fittings, gas lines, and material of every nature and kind comprising the Plant and located on the Plant site as shown on the map attached as Exhibit "F"; all easements, servitudes, permits or grants required for the operation of the Plant; and all other facilities and appurtenances deemed by the parties hereto to be necessary for the operation of the Plant and constructed by the parties hereto as a part of the Plant.

        O.    "SSAU Gas Processing Agreement" shall mean and refer to Exhibit "C" which sets forth the terms and conditions under which the Plant will process Gas produced from the SSAU.

        P.     "Sulfur" shall mean a naturally occurring element with an atomic number of 16 which is present as a contaminant in natural gas principally as hydrogen sulfide (H2S).

        Q.    "Third Party Gas Processing Agreement" shall mean and refer to Exhibit "G" which sets forth the general terms and conditions under which the Plant will process Gas for parties other than the SSAU.

II.
EXHIBITS

        The following Exhibits are attached and are made a part of this Agreement for all purposes:

Exhibit "A"—Plant Ownership Interest
Exhibit "B"—Accounting Procedure
Exhibit "C"—SSAU Gas Processing Agreement
Exhibit "D"—Tax Partnership Provisions
Exhibit "E"—Lease Agreement for Plant Site
Exhibit "F"—Survey Showing Plant Site
Exhibit "G"—Standard Form Third Party Gas Processing Agreement
Exhibit "H"—Certificate of Compliance with Federal Contract Requirements
Exhibit "I"—Seminole Gas Processing Plant Accounting Model

III.
PLANT SITE

        The Plant is located on the tract of land owned by Amerada Hess Corporation and leased to the Owners under the Lease Agreement attached hereto as Exhibit "E" and as further described on the plat attached hereto as Exhibit "F".

IV.
PLANT OPERATOR

        A.    Amerada Hess Corporation is hereby designated Operator of the Plant to serve until it resigns or is removed in accordance with the provisions hereinafter set forth.

        B.    Subject to the limitations imposed herein, and except as otherwise provided, Operator shall have exclusive charge, control and supervision of Overall Operations of the Plant as permitted and required by and under this Agreement.

        C.    Operator shall supervise the operation, maintenance, alteration or enlargement of the Plant and conduct all operations hereunder in a good and workmanlike manner, and, in the absence of specific instructions from the owners or their representatives, shall have the right and duty to act in accordance with its best judgment of what a prudent operator would do under the same or similar circumstances. Operator shall not be liable to Owners, their successors, assigns or subrogees, for any personal injury, death or property damage arising out of or resulting from the sole or concurrent negligence of Operator in the conduct of Plant Operators unless such damage results from the gross negligence or willful misconduct of Operator. To the extent that Operator is not negligent, but is carrying out the specific directives, authorizations or instructions of any Owner or Owners ("Directing Owner(s)") the benefit of which will accrue only to the Directing Owner or Owners, the Directing Owner or Owners shall indemnify and hold harmless Operator and Non-Directing Owners from any and all liability from claims arising out of personal injury, death or property damage resulting from or arising out of Operator's execution or performance of such directive, authorization or order. In addition, to the extent that Operator is not negligent, but is carrying out the specific directives, authorizations or instructions of any Owner or Owners, Operator shall have no liability for any claims arising under any sales contracts to which Operator is not a party, and such Owner or Owners shall indemnify and hold Operator harmless from any such claims. Notwithstanding the foregoing, Operator shall have the right, to be exercised in its sole discretion and in its capacity as Operator, to refuse to follow any directive, authorization or instruction which it in good faith feels may result in personal injury, death or damage to property, and shall have no liability to Owners for exercise of this right. Operator shall consult freely with Owners and shall keep them informed on all matters arising during the operation, maintenance, alteration or enlargement of the Plant, which Operator, in the exercise of its best judgment, considers important. Any Owner shall have the right of access at all reasonable times, at its sole risk and expense, to observe onsite the operation, maintenance, alteration or enlargement of the Plant.

        D.    The number of employees, the selection of such employees, the hours of labor, and the compensation to be paid such employees shall be determined by Operator and such employees shall be employees of Operator, and Operator may employ third parties as necessary to conduct its operations all as set out in Exhibit "B".

        E.    Operator shall submit to Non-Operators, during the term of this Agreement, on or before September 1 of each year, an annual program and budget showing its estimate of the cost of the activities planned for the Plant for the next succeeding calendar year, including generally, the estimated amount of Gas to be processed by the Plant during such period.

        F.     Operator shall keep an accurate record of its activities hereunder, showing the costs and expenses incurred, the charges made, and all credits and returns made and received for a period of not less than four (4) years, which record shall be available at all reasonable times for the consideration, examination and inspection by the Non-Operators and their authorized representatives as set out in Exhibit "B" for a period of not less than two (2) years following the year in which such accounts and records were prepared.

        G.    Operator may enter into necessary and reasonable miscellaneous service and supply contracts for a term not to exceed two (2) years with the Operator of the SSAU and/or third parties covering, but not limited to, services such as vehicle maintenance, plant fuel supply, materials warehouse and storage yard, water supply, water disposal and plant utilities.

        H.    Operator shall obtain Owner approval of all contracts entered into under paragraph G above after the effective date of this Agreement with Operator or affiliates of Operator except the Lease Agreement attached hereto as Exhibit "E" which approval is granted hereby.

        I.     Operator agrees to comply with all laws and lawful regulations applicable to any activities carried out in the name of or on behalf of any one or more of the parties to this Agreement under the provisions of this Agreement or any amendments to it.

        J.     Operator agrees that all financial settlements, billings, and reports rendered to any one or more of the parties to this Agreement, as provided for in this Agreement and/or any amendments to it, will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions handled for the account of such party or parties, which data may be relied upon as being complete and accurate in any further recording and reporting made by such party or parties for whatever purpose.

        K.    Operator agrees to notify the other parties to this Agreement promptly upon discovery of any instance where Operator fails to comply with the paragraph I above or where Operator has reason to believe data covered by paragraph J above is no longer accurate and complete.

        L.    Operator shall keep the Plant and related facilities free of all liens and encumbrances occasioned by its operations hereunder, except the lien granted the Operator by the provisions of this Agreement.

        M.   Operator, in conducting operations hereunder, and any Non-Operator who conducts operations in or relating to the Plant pursuant to the terms and provisions hereof, all agents, contractors, and independent contractors of Operator, and of any such Non-Operator, shall comply with the Fair Labor Standards Act, Equal Employment Opportunity Act and all other applicable Federal and State Laws and applicable rules and regulations of any Federal and State agency having jurisdiction and shall file any and all reports required by same.

V.
OWNER'S REPRESENTATIVE

        Each Owner hereto shall designate to Operator, in writing, a representative to whom matters requiring action on the part of the Owners may be addressed and who will act as the representative of each Owner in all matters with respect to operations hereunder. The representative may be changed by written notice to the Operator.

VI.
INTENT OF THE PARTIES

        It is the intent of the Owners that this Agreement, all exhibits attached hereto, and the Letter Ballot dated October 1, 1992 embody the full and complete understanding of the parties relating to the ownership, maintenance, operation, enlargement and alteration of the Plant.

VII.
INTERESTS OF OWNERS

        Exhibit "A" attached hereto and made a part hereof lists the names and addresses of the Owners and sets forth their respective Plant Ownership Interest in the Plant subject to the terms and provisions of this Agreement. All costs, expenses and liabilities incurred in operations under this Agreement shall be borne and paid for by the Owners as their interests appear in Exhibit "A". The Plant and all property acquired in operations under this Agreement shall be owned by the Owners in the same proportion as their interests appear in Exhibit "A". References herein to interests set forth in Exhibit "A" shall be referring to the latest revision of Exhibit "A" in effect at any given time.

VIII.
GAS PROCESSING AGREEMENTS

        A.    Operator is authorized to enter into the SSAU Gas Processing Agreement attached hereto as Exhibit "C" on behalf of all Owners.

        B.    Operator shall have the exclusive right to negotiate and enter into gas processing agreements each covering up to and including 5,000 MCF of Gas per day for no more than ten (10) years, provided that each such agreement shall be substantially in the form set forth in Exhibit "G". Gas processing agreements in excess of such volumes and term (High Volume Agreements) shall be negotiated by Operator on behalf of the Owners; however, such High Volume Agreements, or any renewals or extensions thereof, shall not be executed by Operator without the approval of the Owners pursuant to the voting procedures of Article XXVI. There shall be no Plant capacity warranted in any gas processing agreement.

        C.    It is understood and agreed that any agreement entered into under the terms hereof for the processing of Gas shall include a clause which provides that the processing of SSAU Gas shall have priority over the processing of any third party Gas.

IX.
DISPOSITION OF CARBON DIOXIDE, LIQUID PRODUCTS, SULFUR AND RESIDUE GAS

        Each of the Owners shall have the obligation to take in kind and market individually or through an agent its undivided interest set out in Exhibit "A" hereof in all Carbon Dioxide, Liquid Products, Sulfur and Residue Gas, subject to the applicable gas processing agreement, extracted, separated, and saved by the Plant for the account of the Plant as depicted on Exhibit "I". In the event any Owner fails to take in kind or otherwise provide for the disposition of its share of Carbon Dioxide, Liquid Products, Sulfur and/or Residue Gas, Operator shall have the right, but not the obligation, to dispose of such Carbon Dioxide, Liquid Products, Sulfur and Residue Gas, subject to the applicable gas processing agreement, for the account of said Owner, but Operator shall make no disposition of such products by a contract with a duration in excess of one (1) year. Carbon Dioxide, Liquid Products, Sulfur and/or Residue Gas disposed of by the Operator because of failure of an Owner to take in kind or otherwise dispose of its share may not be taken by Owner during the primary term of the contract entered into by Operator for disposal of said Carbon Dioxide, Liquid Products, Sulfur and/or Residue Gas. Each Owner hereto shall bear its proportionate part of any losses actually suffered due to evaporation and handling of the Carbon Dioxide, Liquid Products, Sulfur and Residue Gas prior to the delivery of said products from the Plant.

X.
OPERATING COSTS AND EXPENSES

        Operator shall set up a Plant account on behalf of the Owners, and all costs and expenses incurred by Operator in the operation, maintenance, enlargement and alteration of the Plan shall be charged to such account upon the cost and expense basis set out in the Accounting Procedure attached hereto, marked Exhibit "B", and made a part hereof. Operator shall initially pay all costs and expenses incurred in the operation, maintenance, enlargement and alteration of the Plant, and each Owner shall reimburse Operator therefor in the proportion of its undivided ownership interest in the Plant as set out in Exhibit "A". Operator shall bill all Owners on or before the twentieth (20th) day of the month following the month in which the expenditures covered by such billing were made. Should any Owner fail to reimburse Operator for such Owner's proportionate part of said costs and expenses within thirty (30) days after the receipt of said billing, the same shall bear interest monthly at the prime rate as published by Chase Manhattan Bank, N.A. or its successors plus one percent (1%) from the end of said thirty (30) day period until paid, and Operator shall have the right, at its option, at any time following thirty (30) days after written notice by registered mail to the Owner thereof, such default continuing, to foreclose its lien provided for upon the ownership interest of such defaulting Owner.

        Operator, in lieu of itself advancing such costs and expenses, may, at its election, require the Owners to advance their respective portions of the estimated costs and expenses of operating, maintaining, enlarging and altering the Plant in the following manner.

        On or before the last day of each calendar month, Operator may submit to each of the Owners hereto an itemized estimate of such costs and expenses for the next succeeding calendar month. Said itemized estimate of the cost and expenses for the next succeeding calendar month may be mailed to each of the Owners, together with a request for the payment of their proportionate part thereof. Within thirty (30) days of the receipt of the estimate, each of the Owners shall pay to the Operator their proportionate part of the estimate, the same to bear interest monthly at the prime rate as published by Chase Manhattan Bank, N.A. or its successors plus one percent (1%) from the end of said thirty (30) day period until paid, and Operator shall have the right, at its option, at any time following thirty (30) days written notice by registered mail to the Owner thereof, such default continuing, to foreclose its lien herein provided for the interest of such defaulting Owner. Adjustments between the estimates and actual costs shall be made by Operator at the close of each calendar month and the accounts of the Owners adjusted accordingly on the next succeeding calendar month estimate.

        In no event will the interest rate charged hereunder be in excess of the maximum contract rate permitted by the usury laws of the jurisdiction governing this Agreement.

        Operator may give a Non-Operator written notice by registered mail that unless payment of a continuing default is made within fifteen (15) days of such notice, the Non-Operator shall not be entitled to vote on any matter or otherwise take part in any approval process under Article XXVI until such time as said Non-Operator's payments are made current. The voting interest of such defaulting Non-Operator shall be exercised by the other Owners in the proportion that each of their voting interests bears to the total voting interests held by such other Owners.

XI.
LIMITATIONS UPON EXPENDITURES

        Operator shall not make any repairs, replacements, additions, alterations, or enlargements which involve an expenditure in excess of Fifty Thousand Dollars ($50,000) without first obtaining the approval of the Owners. Notwithstanding the foregoing, in the case of explosion, fire, flood, or other sudden emergency, Operator may immediately make or incur such expenditures as in its opinion are required to deal with the emergency. Operator shall report to all of the Owners, as promptly as possible, the nature of the emergency, the action taken and the expenditures incurred. The Fifty Thousand Dollars ($50,000) limitation referenced hereinabove may be revised under the voting procedures provided for in Article XXVI.

XII.
INSURANCE

        Operator shall carry insurance as follows for the protection of the Owners.

        A.    Insurance which shall comply with all applicable Worker's Compensation and Occupational Disease Laws and which shall cover all employees of Operator engaged in operations under this Agreement. Employers' Liability shall be provided with a limit of Five Hundred Thousand Dollars ($500,000.00) per occurrence.

        B.    Operator shall not be required to carry any other insurance for the joint account. All losses resulting from operations on or development of the Plant which are not covered by the insurance provided by Operator shall be borne by the parties hereto in the proportions of their respective interests in the Plant at the time of any loss. Each party individually may acquire such insurance as it deems proper to protect itself against such losses. Operator shall require all third party contractors performing work in or on the premises covered hereby to carry insurance in amounts as Operator shall deem necessary.

        It is specifically understood and agreed that any Owner may elect to be self-insured except with regard to that insurance which is required to be carried by law. Any Owner that elects to be self-insured shall not be billed for its proportionate part of the costs of any insurance other than that required by law and shall be responsible for the payment of any charges which would otherwise have been paid by such insurance.

XIII.
CLAIMS AND LAWSUITS

        If any Owner is sued on an alleged cause of action arising out of operations or ownership of the Plant, then such Owner shall give prompt written notice of the suit to the Operator and all other Owners. The defense of lawsuits shall be under the general direction of Operator's attorney who shall consult with the attorney or attorneys of Non-Operators, as appropriate considering the nature of the lawsuit and the amount at risk. Suits may be settled by Operator during litigation only with the approval of the Owners unless the amount of such settlement does not exceed Twenty-Five Thousand Dollars ($25,000). The Twenty-Five Thousand Dollars limitation referenced hereinabove may be revised under the voting procedures provided for in Article XXVI. No charge shall be made for services performed by the staff attorneys for any of the Owners unless authorized by the Owners but otherwise all expenses incurred in the defense of suits, together with amount paid to effect a settlement of any suit or to discharge any final judgment, shall be considered a Plant expense and charged to and paid by Owners proportionate to their interest in the Plant. Attorneys other than staff attorneys for the Owners shall be employed in lawsuits only with the approval of Owners, but if outside counsel is employed, legal fees and expenses shall be considered Plant expense and shall be paid by the Operator and charged to all of the Owners in proportion to their interest in the Plant.

        Damage claims (including those which result from a lawsuit) caused by and arising out of operations, or ownership of the Plant, shall be handled by Operator and its attorneys for the joint account of all Owners, and the settlement of claims and lawsuits shall be within the discretion of the Operator so long as the amount paid in settlement of any one claim or lawsuit does not exceed Twenty-

five Thousand Dollars ($25,000) and, if settled, the sums paid in settlement shall be charged as a Plant expense and paid by all Owners in proportion to their interest in the Plant.

XIV.
FORCE MAJEURE

        The term "Force Majeure", as employed herein, shall mean acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, floods, washouts, arrests and restraints of governments and people, governmental actions, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, the necessity for making repairs to or alterations of machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells, and any other causes, whether of the kind herein enumerated or otherwise, not within the reasonable control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome; such term shall likewise include (a) in those instances where any party hereto is required to obtain servitudes, rights of way grants, permits or licenses to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence such servitudes, rights of way, grants, permits or licenses, and (b) in those instances where any party hereto is required to furnish materials and supplies for the purpose of construction or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or the delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions.

        In the event that any party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments due, such party, having given notice and full particulars of such Force Majeure in writing or by telefax to the other parties as soon as practicable after the occurrence of the cause relied on, shall be relieved of the obligations imposed hereunder so far as they are affected by such Force Majeure, and they shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and the requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

XV.
NOTICES

        All notices authorized or required between the Owners by any of the provisions of this Agreement shall, unless otherwise specifically provided or agreed to by the Owners in writing, be given in writing by United States mail with postage or charges prepaid and addressed to the Owner to whom the notice is given at the address of the Owner set forth in Exhibit "A" attached hereto, or by courier service, telegram, telex, telefax or any other form of facsimile. Notice shall be deemed given as follows: (i) if given by mail, when deposited in the United States mail with postage or charges prepaid; (ii) if by courier service, when such notice is delivered to the courier service; or (iii) if by telegram, telex, telefax or other form of facsimile, at the time of transmission of the notice as provided for herein. Each Owner shall have the right to change its address at any time and from time to time by mailing written notice thereof to Operator.

XVI.
TAX PARTNERSHIP STATUS

        This Agreement shall constitute a partnership solely for Federal and certain state income tax purposes pursuant to the provisions of Exhibit "D" attached hereto, and all parties agree that the cost of outside preparation fees, if any, of the partnership return of income tax each year shall be charged to the Joint Account in accordance with the Accounting Procedure attached hereto as Exhibit "B".

XVII.
LIABILITY OF THE OWNERS

        The liability of the Owners hereto shall be several and not joint or collective. Each Owner shall be responsible only for its own obligations and shall be liable only for its proportionate part of the cost of maintenance and operation of the Plant and related facilities and other Plant expense. Except as set forth in Article XVI, it is not the intention of the Owners to create nor shall this instrument be construed as creating a legal, mining or other partnership or joint venture or an association so as to render the Owners liable as partners or joint venturers.

XVIII.
REMOVAL OR RESIGNATION OF OPERATOR

        The removal of the Operator may be accomplished by an affirmative vote of Non-Operators having at least eighty percent (80%) of the voting interest remaining after excluding the voting interest of the Operator. Operator may resign his duties and obligations as Operator at any time upon written notice of not less than ninety (90) days given to all of the Owners. In either of the above events, a successor Operator shall be elected by a vote of those Owners (including Operator, who may not, however, vote to succeed itself) owning a combined interest of not less than fifty-one percent (51%) in the Plant.

        The new operator shall assume, at an agreed time, the responsibilities and duties of and have and possess the rights and powers of the retiring Operator. The retiring Operator shall deliver to its successor all records and information necessary to the new Operator to discharge its duties and obligations.

XIX.
MAINTENANCE OF UNIFORM OWNERSHIP

        For the purpose of maintaining uniformity between the ownership of the Plant and the ownership of the Plant share of Gas to be processed under any gas processing agreement(s) covered by this Agreement, and notwithstanding any other provision herein to the contrary, it is agreed that any sale, encumbrance, transfer or other disposition made by any Owner of an interest in the Plant shall be made expressly subject to the terms and provisions of this Agreement and without prejudice to the rights of the other Owners and shall be accompanied by a uniform disposition of its ownership interest throughout the Plant and in the Plant share of Gas to be processed under any gas processing agreement.

XX.
TRANSFER OF PLANT INTEREST

        All sales, transfers, assignments, mortgages and other conveyances of the interest of any Owner in said Plant shall be made expressly subject to this Agreement and any gas processing agreements entered into by Operator on behalf of Owners but shall not be binding on any of the Owners other than the Owner(s) selling, transferring, assigning, mortgaging or conveying the same, unless and until Operator is furnished with satisfactory evidence thereof. All such sales, transfers, assignments or conveyances of any interest in the Plant, whether expressly so stated or not, shall operate to impose upon the party acquiring such interest its proportionate part of all costs and expenses and other obligations chargeable hereunder to such interest, and shall likewise operate to give and grant to the party acquiring such interest its proportionate part of all benefits accruing hereunder. Transferee/assignee and transferor/assignor shall both be liable for all costs and expenses incurred by transferor/assignor prior to the effective date of the subject sale, transfer, assignment or conveyance of interest in the Plant.

XXI.
WITHDRAWAL PROVISION

        An Owner may withdraw from this Agreement by transferring, without warranty of title either express or implied, to the Owner(s) who do not desire to withdraw all its interest in the Plant provided that such transfer shall not relieve such Owner from any obligation or liability incurred prior to the first day of the month following receipt by Operator of notice of such transfer. The delivery of the transfer shall be made to Operator for the transferee(s). The transfer interest shall be owned by the transferee(s) in proportion to their respective Plant Ownership Interest. The transferee(s), in proportion to the respective interests so acquired, shall pay the transferor for its interest in the Plant, the net salvage value thereof less its share of the estimated cost of salvaging, dismantling and cleanup of Plant and Plant Site as determined by seventy percent (70%) of the Plant Ownership Interest of the non-transferring Owners. In the event such withdrawing Owner's interest in the aforesaid net salvage value is less than such Owner's share of such estimated costs, the withdrawing Owner, as a condition precedent to withdrawal, shall pay the Operator, for the benefit of non-transferring Owners succeeding to its interest, a sum equal to the deficiency. Within sixty (60) days after receiving notice of the transfer, Operator shall render a final statement to the withdrawing Owner for its share of Plant costs and expenses, including any deficiency in net salvage value, as determined by the non-transferring Owners, incurred as of the first day of the month following the date of receipt of the transfer. Provided all Plant costs and expenses including any deficiency hereunder, due from the withdrawing Owner have been paid in full within thirty (30) days after the rendering of such final statement by the Operator, the transfer shall be effective the first day of the month following receipt of Notice by Operator and, as of such effective date, withdrawing Owner shall be relieved from all further obligations and liabilities hereunder and under this Agreement, and the rights of the withdrawing Owner hereunder and under this Agreement shall cease insofar as they existed by virtue of the interest transferred.

XXII.
ACCESS TO PLANT AND FACILITIES

        Each Owner or Owner's representative shall have access to the Plant at all reasonable times, at its sole risk, to inspect or observe operations and shall have access at all reasonable times to information pertaining to the maintenance and operation thereof, including Operator's books and records relating thereto.

XXIII.
AUDITS

        The Non-Operators may cause a joint audit to be made of the accounts and records which Operator keeps pertaining to the operation of the Plant not more often than once each year in accordance with the accounting procedures described in Exhibit "B".

XXIV.
RIGHTS-OF-WAY AND EASEMENTS

        The Owners insofar as they have the right and power to do so hereby grant, convey and assign unto the Operator for the account of the Owners, all necessary pipeline rights-of-way and easements in, on and across their respective lands and leases for the purpose of laying, maintaining, operating, repairing, changing and removing any facilities and equipment for purposes under this Agreement. Operator shall take in its own name for the account of the Owners, such other and additional necessary pipeline rights-of-way and easements for Plant operation, and the cost and expense thereof shall be borne as an item of Plant expense.

XXV.
LIEN OF PLANT OPERATOR

        Each of the Owners hereto, in order to secure the payment of all amounts due or to become due by such Owner to Operator, hereby give and grants to Operator a first and prior lien upon its undivided interest in the Plant, Residue Gas, Liquid Products, Carbon Dioxide, Sulfur and gas processing fees and all other property tangible or intangible, of every kind and character used in connection with the Plant. Such lien may be enforced at the option of Operator as a mortgage lien or as any other lien afforded by the law of the State of Texas in such cases, provided that each Owner may at its option, forestall the affixing of said lien by paying to Operator in advance of lien foreclosure its proportionate part of the cost of operating, maintaining, altering, and enlarging the Plant.

        In the event Operator forecloses the lien herein provided and acquires the property or interest subject thereto at foreclosure sale, then the remaining Owners hereto shall have the right, but not the obligation, to purchase a proportionate part of such acquired interest or property from Operator at Operator's acquisition cost thereof. Operator shall promptly submit to the remaining Owners hereto in writing a statement of the amount of its acquisition cost in such acquired interest or property and the said remaining Owners electing to participate in the purchase shall have a period of thirty (30) days after receipt of said statement to pay a proportionate part of same; such proportionate part being in the ratio that the percentage of ownership of each remaining Owner prior to such foreclosure, bears to the total percentage of ownership of all remaining Owners electing to participate in the purchase prior to such foreclosure. However, the other Owners, in participating in such acquisition, shall not be required to pay more than their respective proportionate parts of the amount of indebtedness covered by such foreclosure lien plus the reasonable cost to Operator of foreclosing such lien and of acquiring such interest.

XXVI.
VOTING PROCEDURE

        A.    Owners shall hold such meetings as may be called from time to time by Operator. Operator shall call a meeting whenever requested to do so by any Owner or Owners having at least ten percent (10%) of the total Plant voting interest and at such other times as Operator may deem it advisable. Operator shall advise all Owners, in writing or by telefax at least ten (10) days in advance of the meeting, of the time and place of the meeting and of the matters affecting operations under this Agreement to be considered at the meeting. Nonattending Owners may vote on such matters by mail or telefax addressed to Operator provided such vote is received prior to the time of the meeting. Voting shall be confined to matters described in the agenda. However, when any matter requiring action by the parties arises under such urgent circumstances as to convince Operator that the delays incident to a formally called meeting might be prejudicial to the welfare of operations hereunder or when any question arises for determination by the parties that in the opinion of Operator may be disposed of by letter, telefax or telephone poll of the parties, Operator is authorized to poll all of the parties by letter, telefax or telephone and thereby secure the vote of each party; provided, however, Operator shall, as soon thereafter as practicable, report in writing to each Owner the results of any such poll. A written record shall be made by Operator of the results of all polls taken at Owners' meetings, and a report of each poll (ordinarily in the form of minutes of the meeting) shall be made by Operator as soon as practicable after the poll is taken.

        B.    Unless otherwise provided herein, all matters shall be decided by an affirmative vote of four or more Owners having a combined voting interest of at least seventy percent (70%); provided that should any one Owner own more than twenty-five percent (25%) voting interest, it negative vote or failure to vote shall not defeat a motion and such motion shall pass and shall be controlling on all parties if such motion is approved by a majority of the voting interest unless such motion is approved by a majority of the voting interest unless such negatively voting or non-voting Owner's vote is supported by the vote of one or more negatively voting or non-voting Owners having a combined voting interest of at least five percent (5%).

        C.    Except to the extent herein provided to the contrary, each Owner shall have a voting interest equal to its percentage of ownership in the Plant at the time the vote is taken.

        D.    Unless otherwise specifically provided, whenever in this Agreement, approval of Owners is required or contemplated or referred to, such approval shall mean the approval obtained in accordance with the provisions of this Article XXVI. Specific matters with respect to which Operator shall obtain the approval of Owners, as above provided, are:

          (a)   For any item of expenditure not in excess of Fifty Thousand Dollars ($50,000) Operator shall furnish to Owners an information copy of any AFE which it prepares for its own use.

          (b)   Any proposed item of expenditure which in itself is in excess of Fifty Thousand Dollars ($50,000) but less than Ten Million Dollars ($10, 000,000) shall require the approval as provided in paragraph B.

          (c)   Any proposed item of expenditure which in itself amounts to Ten Million Dollars ($10,000,000) or over shall require the approval of seventy-five percent (75%) of the total voting interest at the time of such vote. The dollar amount referenced in subparagraphs (a) and (b) of this paragraph may be revised under the voting procedures provided for in this Article XXVI.

        E.    Notwithstanding the foregoing provisions of this Article XXVI, it is particularly agreed that in the case of explosion, fire, flood, or other sudden emergency, the prior approval of Owners shall not be a prerequisite to Operator's taking such steps and incurring such expenses as, in its opinion, are required to deal with the emergency and to safeguard life and property if, in its opinion, the securing of such prior approval would tend to jeopardize the interests of Owners; provided that Operator shall, as promptly as possible, report the emergency to the other Owners and endeavor to secure from the parties any sanction which might otherwise have been required for its emergency action.

        F.     Any Owner who is not represented at a meeting may vote by letter addressed to the representative of the Operator or by courier service, telegram, telefax or any other form of facsimile, if its vote is received prior to the time of the meeting.

XXVII.
TERM

        Unless terminated by approval of the Owners, this Agreement shall continue in full force and effect as to the Plant and all facilities and property relating thereto as long as such Plant or any facilities or property relating thereto remains, in whole or in part, owned and operated by the Owners, and thereafter until all operating facilities, material, equipment, supplies and property of every kind relating to the Plant has been salvaged or disposed of and final settlement has been made by and among the Owners.

XXVIII.
LIQUIDATION OF THE PLANT

        If, at any time, future operation of the Plant is considered to be uneconomic by eighty percent (80%) of the Plant Ownership Interest, then Operator shall offer, in writing, to transfer the Plant intact to the working interest owners in the SSAU for the net salvage value as reasonably determined by seventy percent (70%) of the Plant Ownership Interest. The working interest owners in the SSAU must accept or reject such offer within ninety (90) days of receipt of said offer. If the working interest owners in the SSAU reject such offer to transfer the Plant, Operator shall shut down the operation of the Plant and shall either sell the Plant intact to the bidder offering the best terms or sell it in parts under a salvage operation, whichever appears to eighty percent (80%) of the Plant Ownership Interest, to be the more profitable, and shall distribute the proceeds to the Owners in proportion to their interest in the Plant at that time; provided that, if any Owners do not desire to close down the Plant and do desire to purchase the Plant intact and take over the operation of it, they shall notify all other Owners in writing to that effect within thirty (30) days after notice that the Plant is to be sold and shall submit a cash bid for the value of the Plant, and if said bid is acceptable to eighty percent (80%) of the Plant Ownership Interest, then the Plant shall be sold intact to said purchasing Owners, and they shall have the right thereafter to own and operate the Plant, but if said bid is not acceptable to eighty percent (80%) of the Plant Ownership Interest, then Operator shall proceed to sell the Plant in the manner provided above. It is expressly understood and agreed that, for so long as the SSAU Gas Processing Agreement is in effect the terms of this Article shall be subject to the right of Producer thereunder to acquire the Plant for the net salvage value thereof as provided in Article XVII.B of said Gas Processing Agreement, and that the thirty (30) day period required for any Owners to notify the other Owners of their desire to take over the Plant shall not commence running until the expiration of the ninety (90) day period provided for in said Article XVII.B. Any transfer or sale of the Plant intact under the provisions of this Article shall be made subject to the Lease Agreement for Plant Site, all gas processing agreements with the Plant, and all other applicable agreements.

XXIX.
MISCELLANEOUS

        A.    Except when comprising a part of a sentence, the headings and subheadings used in this instrument are provided for reference purposes only and shall not be construed to interpret or amend any part of the text thereof.

        B.    This Agreement may be executed in as many counterparts as deemed necessary and, when so executed, shall have the same effect as if all parties had executed the same instrument.

        C.    This Agreement shall be governed by the law of the State of Texas.

        D.    In connection with operations hereunder, Operator agrees to comply with all federal and state laws, rules and regulations, including but not limited to the applicable Federal Contract Requirements set forth in Exhibit "H", attached hereto and made a part hereof.

XXX.
PARTIES BOUND

        This Agreement shall be binding upon the Owners and their successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date opposite their respective signatures.

OWNERS

Date:	AMERADA HESS CORPORATION
Attest:	By
Date:	AMOCO PRODUCTION COMPANY
Attest:	By
Date:	ADA A. ANDERSON
Attest:	By
Date:	R. S. ANDERSON
Attest:	By
Date:	ESTATE OF W. D. ANDERSON
Attest:	By
Date:	ARCO OIL & GAS COMPANY
Attest:	By
Date:	HARRY W. BASS, JR.
Attest:	By

Signature Page to that certain Joint Operating Agreement dated October 1, 1992

QuickLinks

  Exhibit 10.10
JOINT OPERATING AGREEMENT SEMINOLE GAS PROCESSING PLANT TABLE OF CONTENTS
I. DEFINITIONS
II. EXHIBITS
III. PLANT SITE
IV. PLANT OPERATOR
V. OWNER'S REPRESENTATIVE
VI. INTENT OF THE PARTIES
VII. INTERESTS OF OWNERS
VIII. GAS PROCESSING AGREEMENTS
IX. DISPOSITION OF CARBON DIOXIDE, LIQUID PRODUCTS, SULFUR AND RESIDUE GAS
X. OPERATING COSTS AND EXPENSES
XI. LIMITATIONS UPON EXPENDITURES
XII. INSURANCE
XIII. CLAIMS AND LAWSUITS
XIV. FORCE MAJEURE
XV. NOTICES
XVI. TAX PARTNERSHIP STATUS
XVII. LIABILITY OF THE OWNERS
XVIII. REMOVAL OR RESIGNATION OF OPERATOR
XIX. MAINTENANCE OF UNIFORM OWNERSHIP
XX. TRANSFER OF PLANT INTEREST
XXI. WITHDRAWAL PROVISION
XXII. ACCESS TO PLANT AND FACILITIES
XXIII. AUDITS
XXIV. RIGHTS-OF-WAY AND EASEMENTS
XXV. LIEN OF PLANT OPERATOR
XXVI. VOTING PROCEDURE
XXVII. TERM
XXVIII. LIQUIDATION OF THE PLANT
XXIX. MISCELLANEOUS
XXX. PARTIES BOUND